Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Statements

        In this exhibit, unless the context otherwise indicates, the terms "Molycorp," "we" and "our" refer to Molycorp, Inc. and its consolidated subsidiaries, the terms "Neo" and "Neo Material" refer to Neo Material Technologies Inc. and its consolidated subsidiaries, the term "Neo Acquisition" refers to the acquisition of Neo by Molycorp and the the term "Senior Secured Notes" refers to the $650 million aggregate principal amount of senior secured notes due 2020 proposed to be issued by Molycorp in an offering exempt from the registration requirements of the Securities Act of 1933.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

        The following tables present Molycorp's and Neo's summary unaudited pro forma condensed consolidated financial data. The unaudited pro forma condensed consolidated financial data were derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this exhibit. The pro forma financial statements give effect to the offering of the Senior Secured Notes and related transactions and the Neo Acquisition as if they occurred as of March 31, 2012 for balance sheet purposes and January 1, 2011 for statement of operations purposes. The summary pro forma financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements" and related notes appearing elsewhere in this exhibit.

	Three Months Ended March 31,	Year Ended December 31,
Statement of Operations Data	2012	2011
(In thousands)
Sales	$263,322	$1,196,876
Cost of goods sold(1)	(173,053)	(624,397)
Selling, general and administrative expense(2)	(53,441)	(145,945)
Depreciation, amortization and accretion expense	(15,686)	(63,195)
Operating income	21,142	363,339
Net income (loss) attributable to Molycorp stockholders	(5,674)	230,070
EBITDA(3)	35,548	437,440
Interest expense, net	(12,930)	(54,138)

Balance Sheet Data	March 31, 2012
(In thousands)
Cash and cash equivalents	$409,886
Total current assets	992,414
Total assets	3,063,249
Total short-term debt	24,175
Total long-term debt	847,917
Total non-current liabilities	1,055,032
Total liabilities	1,429,631
Stockholders' equity	1,633,618

	Three Months Ended March 31,		Year Ended December 31,
Other Financial Data	2012		2012
Capital expenditures(4)	$211,026		$322,047
EBITDA to interest expense	2.7	x	8.1	x
Debt to EBITDA			2.0	x

(1)
Cost of goods sold is inclusive of depreciation expense and includes write-downs of inventory to estimated net realizable value of $8.2 million and $4.4 million for the quarter ended March 31, 2012 and year ended December 31, 2011, respectively. Cost of goods sold also includes $0 and $2.3 million of work-in-process inventory impairments for the quarter ended March 31, 2012 and the year ended December 31, 2011, respectively.

(2)
Includes stock-based compensation of $8.1 million and $11.7 million for the quarter ended March 31, 2012 and year ended December 31, 2011, respectively.

(3)
Reconciliation of net income (loss) attributable to Molycorp stockholders to EBITDA:

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Net income (loss) attributable to Molycorp stockholders	$(5,674)	$230,070
Adjustments:
Interest expense, net of amounts capitalized	12,930	54,138
Income tax expense	6,086	64,780
Depreciation and amortization	22,206	88,452

EBITDA	$35,548	$437,440
(4)
As reflected in Molycorp's and Neo's cash flows from investing activities in the respective consolidated statements of cash flows.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated information presented has been derived from financial statements prepared using generally accepted accounting principles in the United States, or U.S. GAAP, and in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed consolidated balance sheet gives effect to the Neo Acquisition, in a transaction to be accounted for as a business combination and the issuance of the Senior Secured Notes as if the transactions had been completed on March 31, 2012. The unaudited pro forma condensed consolidated statements of operations give effect to the Neo Acquisition and the issuance of the Senior Secured Notes as if the issuance of the Senior Secured Notes and the Neo Acquisition and the related financing transactions had been completed on January 1, 2011. Neo's historical financial statements which were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, have been reconciled to and are presented in accordance with U.S. GAAP, solely for the purposes of providing the unaudited pro forma information.

        The unaudited pro forma condensed consolidated financial information is for informational purposes only and does not purport to reflect the financial position or results of operations that would have occurred if the Neo Acquisition and the related financing transactions had been consummated on the dates indicated above; nor does it purport to represent or be indicative of the financial position or results of operations of Molycorp for any future dates or periods. Unless otherwise stated, all amounts presented in these unaudited pro forma condensed consolidated financial statements are in U.S. dollars.

        Under the terms of the Arrangement Agreement, Neo shareholders may elect to receive either (i) cash consideration equal to Cdn $11.30 per share, (ii) share consideration of either 0.4242 shares of our common stock or 0.4242 shares issued by MCP Exchangeco Inc., Molycorp's wholly-owned Canadian subsidiary, which we refer to as Exchangeable shares, per share or (iii) a combination of cash and Exchangeable Shares and/or shares of Molycorp common stock, provided that the aggregate consideration received by Neo shareholders will be pro-rated to approximately 71.2% in cash ($926 million) (Cdn $926 million) and approximately 28.8% in Exchangeable Shares and/or shares of our common stock.

        In addition, Neo currently has $230.0 million in aggregate principal amount of convertible debentures outstanding, which we refer to as the Neo debentures. Pursuant to the indenture governing the Neo debentures, holders of the Neo debentures will have the opportunity to convert their Neo debentures into shares of Neo common stock as a result of the Neo Acquisition. That conversion takes place at a ratio of 72.4637 shares of Neo common stock per $1,000 principal amount of Neo debentures. In addition, if holders convert their Neo debentures into shares of Neo common stock pursuant to certain prescribed procedures in the indenture governing the Neo debentures, then they will be entitled to a number of additional "make-whole" shares of Neo common stock calculated pursuant to a matrix set forth in the indenture governing the Neo debentures. Given the variables in the indenture governing the Neo debentures, we will not be able to calculate the number of "make-whole" shares issuable upon conversion of the Neo debentures until after the closing of the Neo Acquisition; however, we anticipate that between 18 and 20 "make-whole" shares will be issued for each $1,000 in principal amount of Neo debentures converted. In total, we anticipate that holders of Neo debentures will convert their Neo debentures into between 20 million and 23 million shares of Neo common stock. As a result of the Neo Acquisition, holders of Neo debentures that elect to convert their Neo debentures into shares of Neo common stock will, instead of receiving shares of Neo common stock, receive the consideration mix received by Neo's common shareholders in the Neo Acquisition.

        The unaudited pro forma condensed consolidated financial statements reflect that each Neo shareholder is deemed to elect to receive Cdn $8.05 per share and 0.1220, which we refer to as the Exchange Ratio, of shares of Molycorp common stock for each share of Neo common stock owned at closing. Elections made by Neo shareholders will not be known until the effective date of the Neo Acquisition and may differ from the deemed election reflected in the unaudited pro forma condensed consolidated financial statements. Refer to note 2 below.

        In accordance with U.S. GAAP, Molycorp will allocate the total purchase price to the net tangible and identified intangible assets of Neo based upon preliminary estimates of fair value. To date, Molycorp has not yet undertaken an appraisal of the fair value of Neo's assets and liabilities, and does not expect to complete this analysis until up to one year after the Neo Acquisition's closing date. The final fair values allocated to the various Neo assets and liabilities as a result of the Neo Acquisition will differ from the preliminary estimated values presented in the unaudited pro forma condensed consolidated financial statements, and such differences could be material.

        The total purchase consideration is expected to be $1,573 million as detailed in the notes to the unaudited pro forma condensed consolidated financial statements. Cash consideration to Neo shareholders will be funded by the net proceeds from the offering of Senior Secured Notes and the completed issuance of common stock to Molibdenos y Metales S.A. in March 2012, which is reflected in Molycorp's March 31, 2012 historical balance sheet, as well as other cash balances available from the combined companies. Molycorp has entered into a forward rate contract to purchase Cdn $870 million in order to limit its foreign currency exposure related to the Neo Acquisition.

Molycorp, Inc.

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

(In thousands, except share data)

	As of March 31, 2012
	Molycorp, Inc.	Neo Material Technologies Inc. Note (11)	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$609,794	$315,717	$635,000	(1)	$409,886
			(1,114,672	)(2)
			(35,953	)(3)
Trade accounts receivable	50,715	71,599	—		122,314
Inventory	110,487	252,631	58,418	(5)	421,536
Prepaid expenses and other current assets	25,680	27,603	(14,605	)(9)	38,678

Total current assets	796,676	667,550	(471,812)		992,414

Non-current assets:
Property, plant and equipment, net	827,716	57,712	107,000	(5)	992,428
Investments	23,608	17,921	—		41,529
Intangibles	3,084	11,946	460,000	(5)	475,030
Goodwill	3,432	52,618	449,317	(5)	505,367
Other non-current assets	34,237	7,244	15,000	(1)	56,481

Total non-current assets	892,077	147,441	1,031,317		2,070,835

Total assets	$1,688,753	$814,991	$559,505		$3,063,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$219,488	$61,113	$(15,063	)(3)	$312,938
			11,200	(3)
			36,200	(7)
Debt	1,383	22,792	—		24,175
Other current liabilities	1,552	35,934	—		37,486

Total current liabilities	222,423	119,839	32,337		374,599

Non-current liabilities:
Debt	197,917	199,102	650,000	(1)	847,917
			(199,102	)(2)
Deferred tax liabilities	18,580	16,367	141,840	(9)	176,787
Other non-current liabilities	16,896	13,432	—		30,328

Total non-current liabilities	233,393	228,901	592,738		1,055,032

Total liabilities	455,816	348,740	625,075		1,429,631

Stockholders' equity:
Common stock	96	—	17	(2)	113
Preferred stock	2	—	—		2
Additional paid-in capital	1,230,036	261,592	161,136	(2)(6)	1,652,764
Accumulated other comprehensive (loss) income	(5,951)	4,664	(4,664	)(6)	(5,951)
Retained earnings (deficit)	8,754	185,859	(153,769	)(6)	(27,446)
			(36,200	)(7)
			(20,890	)(3)
			(11,200	)(3)
Noncontrolling interests	—	14,136	—		14,136

Total stockholders' equity	1,232,937	466,251	(65,570)		1,633,618

Total liabilities and stockholders' equity	$1,688,753	$814,991	$559,505		$3,063,249

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Molycorp, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except share and per share amounts)

	For the Year Ended December 31, 2011
	Molycorp, Inc.	Neo Material Technologies Inc. Note (11)		Pro Forma Adjustments		Pro Forma
Sales	$396,831		$800,045	$—		$1,196,876
Operating costs and expenses:
Cost of goods sold	(177,890)		(439,990)	(6,517	)(5)	(624,397)
Selling, general and administrative	(64,387)		(81,558)	—		(145,945)
Depreciation, amortization and accretion expenses	(1,688)		(3,507)	(58,000	)(5)	(63,195)

Operating income (loss)	152,866		274,990	(64,517)		363,339

Other income (expense):
Other income (expense)	(153)		(6,732)	—		(6,885)
Foreign currency transaction gain (losses), net	(5,415)		2,757	—		(2,658)
Interest income (expense), net	(388)		(12,234)	(41,516	)(8)	(54,138)

	(5,956)		(16,209)	(41,516)		(63,681)

Income (loss) before income taxes and equity income of associates	146,910		258,781	(106,033)		299,658
Income tax benefit (expenses)	(28,576)		(66,650)	30,446	(9)	(64,780)

Income (loss) before equity income of associates	118,334		192,131	(75,587)		234,878
Equity income of associates (net of tax)	—		5,323	—		5,323

Net income (loss)	118,334		197,454	(75,587)		240,201
Net income attributable to noncontrolling interests	(808)		(9,323)	—		(10,131)

Net income (loss) attributable to Molycorp stockholders	$117,526		$188,131	$(75,587)		$230,070

Net income (loss) attributable to Molycorp stockholders	$117,526		$188,131	$(75,587)		$230,070
Cumulative undeclared and paid dividends on preferred stock	(9,962)		—	—		(9,962)

Net income attributable to common stockholders	$107,564		$188,131	$(75,587)		$220,108
Weighted average common shares outstanding—basic	83,454,221				(10)	112,578,082
Basic earnings per share	$1.29	$				$1.96

Net income attributable to common stockholders, adjusted for the effect of dilutive 3.25% convertible notes	$107,977					$220,522
Weighted average common shares outstanding—diluted	85,220,017				(10)	114,343,878
Diluted earnings per share	$1.27	$				$1.93

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Molycorp, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2012
	Molycorp, Inc.	Neo Material Technologies Inc. Note (11)	Pro Forma Adjustments		Pro Forma
Sales	$84,470	$178,852	$—		$263,322
Operating costs and expenses:
Cost of goods sold	(53,443)	(117,981)	(1,629	)(5)	(173,053)
Selling, general and administrative	(31,214)	(26,027)	3,800	(7)	(53,441)
Depreciation, amortization and accretion expenses	(358)	(828)	(14,500	)(5)	(15,686)

Operating income (loss)	(545)	34,016	(12,329)		21,142

Other income (expense):
Other income (expense)	(6,578)	(56)	—		(6,634)
Foreign currency transaction gain (losses), net	1,604	(1,885)	—		(281)
Interest income (expense), net	85	(4,307)	(8,708	)(8)	(12,930)

	(4,889)	(6,248)	(8,708)		(19,845)

Income (loss) before income taxes and equity income of associates	(5,434)	27,768	(21,037)		1,297
Income tax benefit (expense)	2,183	(13,513)	5,244	(9)	(6,086)

Income (loss) before equity income of associates	(3,251)	14,255	(15,793)		(4,789)
Equity income (loss) of associates (net of tax)	(227)	1,134	—		907

Net income (loss)	(3,478)	15,389	(15,793)		(3,882)
Net income attributable to noncontrolling interests		(1,792)	—		(1,792)

Net income (loss) attributable to Molycorp stockholders	$(3,478)	$13,597	$(15,793)		$(5,674)

Net income (loss) attributable to Molycorp stockholders	$(3,478)	$13,597	$(15,793)		$(5,674)
Cumulative undeclared and paid dividends on preferred stock	(2,846)	—	—		(2,846)

Net income attributable to common stockholders	$(6,324)	$13,597	$(15,793)		$(8,520)
Weighted average common shares outstanding—basic	87,006,460			(10)	112,578,082
Basic earnings per share	$(0.07)				$(0.08)

Net income attributable to common stockholders	$(6,324)				$(8,520)
Weighted average common shares outstanding—diluted	87,006,460			(10)	112,578,082
Diluted earnings per share	$(0.07)				$(0.08)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(Unaudited—tabular figures in thousands of U.S. dollars, unless otherwise stated)

        (1)   Represents the unaudited pro forma adjustments necessary to reflect the proposed financing transaction preceding the Neo Acquisition in the unaudited pro forma condensed consolidated balance sheet. The offering of Senior Secured Notes is reflected as net cash proceeds of $635 million after payment of estimated debt issuance costs of $15 million, and as $650 million of non-current debt as of March 31, 2012.

        (2)   The assumed purchase consideration related to the settlement of Neo's outstanding common shares is $1,537 million consisting of (a) cash consideration of approximately $1,114 million and (b) equity consideration of approximately $423 million for the Neo Acquisition of Neo's outstanding common shares as determined in the tables below (in thousands, except share amounts, the exchange ratio and price per share):

          (a)

Number of Neo common shares outstanding 3/31/12	115,160,582
Number of common shares related to the convertible debt	21,100,571	**

Total shares	136,261,153
Cash consideration per Neo common share	$8.18	*

Total cash consideration to settle Neo's common shares	$1,114,672

*
The cash consideration per Neo common share is calculated based on C$8.05 multiplied by a weighted average exchange rate that assumes the utilization of the Canadian forward rate contract and the current spot rate. Approximately 80% of the estimated cash consideration will be hedged.

          (b)

Number of Neo common shares outstanding 3/31/12	115,160,582
Number of common shares related to the convertible debt	21,100,571	**

Total shares	136,261,153
Multiplied by exchange ratio per merger agreement	0.1220

Number of Molycorp shares subject to issuance	16,623,861
Multiplied by price of Molycorp common stock 5/10/12	$25.43

Total equity consideration	$422,744,785

**
Reflects the conversion of the Neo debentures into common stock pursuant to the indenture governing the Neo debentures and elimination of the related non-current debt balance of $199.1 million.

        The equity consideration is sensitive to the trading price of Molycorp's common stock on the date of the Neo Acquisition. The actual value of Molycorp's common stock will not be known until the effective date of the Neo Acquisition and may differ materially based on changes in the share price through the acquisition date. A 10% change in the common stock price would result in a corresponding $42.3 million change in the unaudited pro forma equity consideration reflected above. The cash consideration is sensitive to the Canadian dollar forward and spot rate at the effective date of the Neo Acquisition. The cash consideration assumes utilization of a Canadian dollar forward rate of Cdn $0.98 to $1.00, which is subject to nominal adjustment if the Neo Acquisition closes prior to September 4,

2012. The foreign exchange rate on the portion of the Neo Acquisition consideration that is not hedged will not be known until the effective date of the Neo Acquisition and may differ materially based on changes in the exchange rate through the acquisition date. A 10% change in this rate would result in an approximate $25 million change in the unaudited pro forma cash consideration reflected above.

        (3)   Represents required payments to be made for Neo share-based compensation awards and executive employment agreements due to change in control provisions in Neo's stock option plan, long-term incentive plan, Directors' Deferred Share Unit plan and executive employment agreements. The approximate $36.0 million of assumed share-based compensation awards are reflected as pre-combination period expense, net of the historical expense related to these awards, and a component of the total purchase consideration. The historical liability of $15.1 million related to these awards was eliminated in the unaudited pro forma condensed consolidated balance sheet. The change in control payments to certain executives of approximately $11.2 million are reflected as pre-combination period expense and an assumed liability incurred by Neo. The related expense is not reflected in the pro forma condensed consolidated statement of operations.

        (4)   The following is a preliminary allocation of the Neo purchase price and is based on Molycorp's preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Neo. The final determination of the purchase price allocation may be significantly different than the preliminary estimates used in these unaudited pro forma condensed consolidated financial statements. The estimated purchase price of Neo, as calculated in notes 2 and 3 of $1,573 million, is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis:

Total estimated purchase consideration	$1,573,370

Cash and cash equivalents	$315,717
Trade accounts receivable	71,599
Inventory	311,049
Prepaid expenses and other current assets	12,998
Property, plant and equipment	164,712
Investments	17,921
Intangibles	471,946
Goodwill	501,935
Other non-current assets	7,244
Accounts payable and accrued expenses	(57,250)
Debt	(22,792)
Other current liabilities	(35,934)
Deferred tax liabilities	(158,207)
Other non-current liabilities	(13,432)
Noncontrolling interests	(14,136)

Total estimated purchase consideration	$1,573,370

        (5)   Some adjustments have been made to reflect the preliminary incremental fair values of property, plant and equipment, identifiable intangible assets, and inventory of Neo, which were estimated by management, as well as to reflect the net incremental depreciation and amortization expense of $64.5 million and $16.1 million for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively, as a result of the allocation of the purchase price to certain depreciable and amortizable assets with useful lives ranging from two to twenty years. To the extent that the final purchase price allocation increases or decreases depreciable or amortizable assets, the depreciation and amortization expense will be impacted. A $100 million increase in property, plant, and equipment, would increase depreciation expense by approximately $6 million and $1.5 million per year and per quarter, respectively. Similarly, a $100 million increase in intangible assets would increase amortization expense by approximately $13 million and $3.3 million per year and per quarter, respectively.

        (6)   Represents the elimination of Neo's historical equity accounts in accordance with acquisition accounting.

        (7)   Reflects net estimated accrued direct transaction costs of $36.2 million that are not already reflected in the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated statement of operations excludes $3.8 million of direct transaction costs as nonrecurring costs which resulted directly from the transaction. The remaining $36.2 million of transaction costs presented in the unaudited pro forma condensed consolidated balance sheet will be recorded in our statement of operations once the expenses have been incurred and may differ from the estimate.

        (8)   Represents the estimated net increase in interest expense based on an assumed rate of 7.5% for the notes. This unaudited pro forma financing information assumes Molycorp issues the notes to fund the Neo Acquisition; however, Molycorp has a binding commitment from certain financial institutions totaling $635 million of bridge financing that could be utilized for the Neo Acquisition. The actual interest rate could be significantly higher or lower than management's current estimate. The components of the unaudited pro forma adjustment to interest expense include the following:

	For the Year Ended December 31, 2011	For the Three Months Ended March 31, 2012
Interest on new debt instruments	$(48,750)	$(12,188)
Neo's historical interest expense elimination	9,109	3,949
Amortization of deferred financing costs	(1,875)	(469)

Total	$(41,516)	$(8,708)

        A 1/8% variance in the assumed interest rate used would impact the unaudited pro forma income before taxes by approximately $0.81 million and $0.20 million for the year ended December 31, 2011 and the three months ended March 31, 2012 and, respectively.

        (9)   Represents the tax effect of unaudited pro forma adjustments using the Molycorp blended federal, state and international statutory tax rates adjusted for permanent differences. Management assumed allocation of consideration to property, plant and equipment, identified intangibles, and inventory in the unaudited pro forma purchase price accounting. Refer to note 5. These additional fair value increments give rise to deferred tax liabilities, which are calculated using country specific statutory rates.

        (10) The weighted average shares outstanding have been adjusted to reflect the additional shares resulting from the transactions described in notes 1 and 2 effective January 1, 2011.

	For the Year Ended December 31, 2011	For the Three Months Ended March 31, 2012
Basic earnings per share
Weighted average number of Molycorp shares outstanding	83,454,221	87,006,460
Adjustment for pro forma share issuance to Molymet	12,500,000	8,947,761
Adjustment for share issuance to Neo shareholders	16,623,861	16,623,861

Pro forma weighted average number of shares outstanding	112,578,082	112,578,082
Pro forma adjusted net earnings	$220,108	$(8,520)

Pro forma basic earnings per share	$1.96	$(0.08)

Diluted earnings per share
Pro forma weighted average number of shares outstanding	112,578,082	112,578,082
Dilutive impact of 3.25% convertible notes	1,765,796	—

Pro forma weighted average number of shares outstanding—diluted	114,343,878	112,578,082
Pro forma adjusted net earnings	$220,108	$(8,520)
Dilutive impact of 3.25% convertible notes	414	—

Pro forma adjusted net earnings	$220,522	$(8,520)

Pro forma diluted earnings per share	$1.93	$(0.08)

        (11) The following consolidated financial statements present a reconciliation of Neo's financial statements from IFRS to the U.S. GAAP financial statements presented in these unaudited pro forma condensed consolidated statements:

Neo Material Technologies Inc.

Balance Sheet

(In thousands)

	As of March 31, 2012
	IFRS	Adjustments (unaudited)		U.S. GAAP (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$315,889	$(172	)(1)	$315,717
Trade accounts receivable	72,536	(937	)(1)	71,599
Inventory	254,842	(2,107	)(1)	252,631
		(104	)(2)
Prepaid expenses and other current assets	10,201	(21	)(1)	27,603
		17,423	(3)

Total current assets	653,468	14,082		667,550

Non-current assets:
Property, plant and equipment, net	61,409	(3,697	)(1)	57,712
Investments	13,222	4,699	(1)	17,921
Goodwill	58,031	(3,951	)(1)	52,618
		(1,462	)(5)
Other non-current assets	43,474	3,909	(1)	19,190
		(28,110	)(3)
		(83	)(4)

Total non-current assets	176,136	(28,695)		147,441

Total assets	$829,604	$(14,613)		$814,991

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$62,169	$(1,056	)(1)	$61,113
Debt	22,792	—		22,792
Other current liabilities	35,969	(35	)(1)	35,934

Total current liabilities	120,930	(1,091)		119,839

Non-current liabilities:
Debt	199,102	—		199,102
Deferred tax liabilities	15,938	429	(1)	16,367
Other non-current liabilities	13,432	—		13,432

Total non-current liabilities	228,472	429		228,901

Total liabilities	349,402	(662)		348,740

Stockholders' equity:
Additional paid-in capital	255,110	6,482	(1)(3)	261,592
Accumulated other comprehensive loss	2,671	1,993	(3)(4)(6)	4,664
Retained earnings	208,285	(22,426	)(1)(2)(3)(4)(5)(6)	185,859
Noncontrolling interests	14,136	—		14,136

Total stockholders' equity	480,202	(13,951)		466,251

Total liabilities and stockholders' equity	$829,604	$(14,613)		$814,991

Neo Material Technologies Inc.

Statement of Income

(In thousands, except share and per share amounts)

	For the Year Ended December 31, 2011
	IFRS	Adjustments (unaudited)		U.S. GAAP (unaudited)
Sales	$800,045	$—		$800,045
Operating costs and expenses:
Cost of goods sold	(439,101)	(791	)(1)	(439,990)
		(98	)(2)
Selling, general and administrative	(54,175)	141	(1)	(54,226)
		(192	)(6)
Depreciation, amortization and accretion expenses	(3,507)	—		(3,507)
Research and development	(27,333)	1	(1)	(27,332)

Operating income (loss)	275,929	(939)		274,990

Other income (expense):
Other income (expense)	(6,793)	61	(1)	(6,732)
Foreign currency transaction gain (losses), net	2,850	(93	)(1)	2,757
Interest income (expense), net	(12,418)	184	(1)	(12,234)

	(16,361)	152		(16,209)

Income before income taxes and equity income of associates	259,568	(787)		258,781
Income tax expenses	(54,289)	(8	)(1)	(66,650)
		(12,353	)(3)

Income before equity income of associates	205,279	(13,148)		192,131
Equity income of associates (net of tax)	5,001	322	(1)	5,323

Net Income	210,280	(12,826)		197,454
Net income attributable to noncontrolling interests	(9,323)	—		(9,323)

Net income attributable to Neo Material stockholders	$200,957	$(12,826)		$188,131

Neo Material Technologies Inc.

Statement of Income

(In thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2012
	IFRS	Adjustments (unaudited)		U.S. GAAP (unaudited)
Sales	$178,852	$—		$178,852
Operating costs and expenses:
Cost of goods sold	(118,562)	685	(1)	(117,981)
		(104	)(2)
Selling, general and administrative	(21,068)	33	(1)	(21,035)
Depreciation, amortization and accretion expenses	(828)	—		(828)
Research and development	(4,992)	—		(4,992)

Operating income (loss)	33,402	614		34,016

Other income (expense):
Other income (expense)	(898)	842	(4)	(56)
Foreign currency transaction gain (losses), net	(1,994)	109	(1)	(1,885)
Interest income (expense), net	(4,366)	59	(1)	(4,307)

	(7,258)	1,010		(6,248)

Income before income taxes and equity income of associates	26,144	1,624		27,768
Income tax expenses	(13,447)	(535	)(1)	(13,513)
		469	(3)

Income before equity income of associates	12,697	1,558		14,255
Equity income of associates (net of tax)	1,246	(112	)(1)	1,134

Net Income	13,943	1,446		15,389
Net income attributable to noncontrolling interests	(1,792)	—		(1,792)

Net income attributable to Neo Material stockholders	$12,151	$1,446		$13,597

Notes to the consolidated U.S. GAAP adjustments:

        (1)   Deconsolidation of Ingal Stade

        Under U.S. GAAP, investments in joint ventures must be accounted for using the equity method or in certain cases as a consolidated entity under variable interest entity accounting. Under IFRS, jointly controlled entities may be accounted for either by proportionate consolidation or by using the equity method. Neo elected under IFRS to account for its investment in Ingal Stade GmbH ("Ingal Stade") using proportionate consolidation. Upon adoption of U.S. GAAP, Neo must deconsolidate Ingal Stade from its 2012 consolidated financial statements and determine an adjusted cost basis for Ingal Stade as of its acquisition date.

        The impact on the financial statements represents classification/presentation changes between the various accounts into a single line item on the balance sheet and statement of income, resulting in investments of $4.7 million and equity loss of associates of $0.3 million and $0.1 million for the year ended December 31, 2011 and the three months ended March 31, 2011, respectively.

        (2)   Inventory

        Under U.S. GAAP, previously written down inventories to net realizable value are not allowed to be reversed or "written-up" to the original cost in subsequent periods. Under IFRS, when the circumstances that previously caused inventories to be written down below cost no longer exist or when there is clear evidence of an increase in net realizable value because of changed in economic circumstances, the amount of the write-down is reversed (i.e. the reversal is limited to the amount of the original write-down) so that the new carrying amount is the lower of the cost and the revised net realizable value. Upon conversion to U.S. GAAP, all previous inventory provision write-ups under IFRS of $0.1 million and $0.1 million must be reversed for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

        (3)   Income taxes

  i.
  Intra-group transactions: Under U.S. GAAP, the recognition of deferred taxes on intra-group transactions is prohibited. Under IFRS, a deferred tax is recognized on the difference between the tax base and carrying value of inventory transferred between jurisdictions in intra-group transactions. The deferred tax asset is based on the tax rate of the purchasing entity.

  ii.
  Foreign exchange transaction: Under U.S. GAAP, deferred taxes are not recognized for temporary differences arising from the translation of foreign non-monetary assets and liabilities at historical exchange rates. Under IFRS, deferred taxes are recognized for temporary differences arising from the translation of foreign non-monetary assets and liabilities at historical exchange rates.

  iii.
  Employee Pension benefits: Under U.S. GAAP, actuarial gains/losses are directly recognized in the income statement, therefore the related income tax would be recognized in the statement of operations. Under IFRS, actuarial gains/losses are recognized in other comprehensive income, or OCI, therefore related income tax would be recognized in OCI as well.

  iv.
  Stock options: Under U.S. GAAP, deferred tax assets are recognized on compensation expense recorded for book purposes. Under IFRS, the deferred tax asset in each period is based on an estimate of the future tax deduction for the award measured at each reporting date based on the stock price.

  v.
  Classification on the financial statements: Under U.S. GAAP, deferred tax is classified as either current or non-current on the balance sheet according to the classification of the related asset or liability giving rise to temporary difference. Under IFRS, deferred tax is classified as non-current on the balance sheet.

  vi.
  Privately held investments: Neo is required to estimate income tax expense for the measurement differences relating to privately held equity investments, as described in the Investments note below.

  vii.
  Convertible debenture and Valuation Allowance: Under U.S. GAAP, a deferred tax liability is established related to the taxable temporary difference on the convertible debenture. This deferred tax liability is recognized as an adjustment to additional paid-in capital, or APIC. If the establishment of the deferred tax liability results in a release of valuation allowance, or VA, on existing deferred tax assets, such reduction should also be allocated to APIC. Under IFRS, a deferred tax liability is established related to the taxable temporary difference on the convertible debenture, and is recognized as an adjustment to APIC. However, if the establishment of the deferred tax liability results in a release of VA on existing deferred tax assets, such reduction should be recognized to income tax expense.

        (4)   Investments

  i.
  Under U.S. GAAP, unlisted equity investments are generally scoped out of the requirement for fair value presentation and therefore these investments are carried at cost. Under IFRS, after initial recognition, an entity is required to measure financial assets, at their fair values each reporting period, even if the investment is not a publicly listed entity. Therefore, upon conversion to U.S. GAAP, Neo is required to reverse previous fair value adjustments related to unlisted equity investments. An adjustment of $0.1 million was recorded to decrease the cost of unlisted equity investments as of March 31, 2012.

  ii.
  Under U.S. GAAP, impairment charges establish a new cost basis for available-for-sale equity securities in periods after the initial recognition of an impairment loss on such equity securities. Thus, further reductions in value below the new cost basis may be considered temporary when compared with the new cost basis. Under IFRS, impairment charges do not establish a new cost basis. As such, further reductions in value below the original impairment amount are recorded within the current period income statement. Therefore, upon conversion to U.S. GAAP, Neo is allowed to reverse previous fair value adjustments related to a public listed equity security that was recorded in the statement of income for the three months ended March 31, 2012 and other comprehensive income in the balance sheet as of March 31, 2012. An adjustment of $0.8 million was reversed out of other expense (income) and was recorded in accumulated other comprehensive income.

        (5)   Acquisition Costs

        Under U.S. GAAP, all acquisition-related costs shall be expensed as incurred. Upon initial adoption of IFRS, Neo elected not to restate business combinations prior to January 1, 2010. Upon conversion to U.S. GAAP, the acquisition costs incurred during 2009 related to the purchase of Recapture Metals business must be accounted for as expense.

        (6)   Pensions

        Under U.S. GAAP, companies are permitted to record expenses for actuarial gains and losses using the corridor method. Upon conversion to U.S. GAAP, Neo is required to reverse the impact from the election available under IFRS 1 and its policy choice under IAS 19 and amortize actuarial gains and losses using the corridor method.